Exhibit 10.10

DATED 31st July 2014

(1)           IMMUNOCORE LIMITED

(2)           ADAPTIMMUNE LIMITED

FACILITIES AND SERVICE AGREEMENT

Penningtons Manches LLP

9400 Garsington Road

Oxford Business Park

Oxford

OX4 2HN

Tel: +44 (0)1865 722106

Fax: +44 (0)1865 201012

www.manches.com

FINAL

Ref: KSS/3312125

Date: 31st July 2014

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	CONSULTANCY SERVICES	8
3.	DUTIES AND OBLIGATIONS	8
4.	CONFIDENTIALITY	9
5.	TARGET DATABASE	10
6.	TARGET IDENTIFICATION	12
7.	T-CELL CLONING	14
8.	INTELLECTUAL PROPERTY RIGHTS	16
9.	IT SUPPORT AND FACILITIES	18
10.	OTHER HUMAN RESOURCES	20
11.	PAYMENT TERMS, EXPENSES AND VAT	20
12.	PREVIOUS AGREEMENT	22
13.	LIABILITY	22
14.	INSURANCE	22
15.	TERMINATION	23
16.	FORCE MAJEURE	24
17.	CONFIDENTIALITY AND ANNOUNCEMENTS	25
18.	ASSIGNMENT	25
19.	SEVERANCE	25
20.	VARIATION AND WAIVER	25
21.	NOTICES	25
22.	WHOLE AGREEMENT	27
23.	THIRD PARTY RIGHTS	27
24.	COUNTERPARTS	27
25.	GOVERNING LAW AND JURISDICTION	27

THIS AGREEMENT is dated 31st July 2014

and is made BETWEEN:

(1)                                 IMMUNOCORE LIMITED a company incorporated and registered in England and Wales under company number 6456207 whose registered office is at 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY (“Immunocore”); and

(2)                                 ADAPTIMMUNE LIMITED a company incorporated and registered in England and Wales under company number 6456741 whose registered office is at 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY (“Adaptimmune”).

BACKGROUND:

(A)                               Immunocore is engaged in developing and commercialising products containing soluble T-Cell receptors;

(B)                               Adaptimmune is engaged in developing and commercialising products that are transfected with genes encoding T-Cell receptors;

(C)                               The parties wish to share certain facilities and services and have agreed to enter into this Agreement in order to set out the terms on which those facilities and services will be shared;

OPERATIVE PROVISIONS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Agreement the following words and expressions shall bear the meanings ascribed to them below:

“Adaptimmune Board”	the board of directors of Adaptimmune as from time to time constituted;

“Affiliate”

means any person or company or other entity that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a party.  For the purposes of this Clause “control” means: (i) the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the entity; or (ii) the power to control the board of directors or equivalent governing body or management of the entity. For the purposes of this definition Adaptimmune and Immunocore shall not be considered to be Affiliates of each other;

“Assignment and Exclusive Licence”	an Assignment and Exclusive Licence made between the parties dated 20th May 2013 as amended from time to time;

“Business Day”	a day other than a Saturday, Sunday or public holiday when clearing banks in London are open for the transaction of non-automated banking business;

“Confidential Information”

(a)           all commercial, technical, financial and other information of whatever nature and in whatever form (whether written, oral, visual, recorded, graphical, electronic or otherwise) relating to the business, technology or other affairs of the relevant party;  and

(b)           any systems, ideas, concepts, know-how, techniques, drawings, specifications, blueprints, tracings, diagrams, models, functions, designs and capabilities (including computer software, data and hardware used in conjunction with such software, business procedures, manufacturing processes or other information embodied in drawings or specifications) and any other intellectual property of the relevant party;

“Consultancy Period”	the period during which the Consultancy Services are provided by Immunocore to Adaptimmune pursuant to clause 2;

“Consultancy Services”

scientific advisory services designed to assist the Adaptimmune Board to determine Adaptimmune’s scientific strategy and to assist Adaptimmune’s technical staff to solve scientific problems and for the avoidance of doubt the services to be provided by the CSO shall not include any managerial services or any T-cell Cloning or Target Identification;

“CSO”	Immunocore’s Chief Scientific Officer from time to time during the term of this Agreement;

“Effective Date”	1st November 2013;

“Employment Costs”	in respect of an employee the aggregate of his gross salary, the cost of any benefits to which he is contractually entitled and employer’s National Insurance Contributions payable in respect thereof;

“Engagement”	the engagement of Immunocore by Adaptimmune to provide the Consultancy Services on the terms of this Agreement;

“Facility Personnel “

Personnel employed by (a) Immunocore and which perform any services for Adaptimmune under this Agreement; and (b) Adaptimmune and which perform any services for Immunocore under this Agreement but in each case excluding any individuals engaged in Target Identification, any Project or Consultancy Services. As at the Effective Date such Facility Personnel are those identified in Schedule 1 which shall be amended from time to time to reflect changes in the individuals performing services for each party under this

Agreement. For clarity, Facility Personnel shall not include the CSO;

“Force Majeure Event”

any cause affecting the performance by a party of its obligations under this agreement arising from acts, events, omissions or non-events beyond its reasonable control, including:

(a)           acts of God, including fire, flood, earthquake, windstorm or other natural disaster;

(b)           war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, breaking off of diplomatic relations or similar actions;

(c)           acts of terrorism;

(d)           adverse weather conditions;  or

(e)           fire, explosion or accidental damage;

“FTE Rate”	means a rate per individual regardless of seniority and as specified in Schedule 1;

“General Management Charge”	shall have the meaning given in clause 11.6;

“Intellectual Property Rights”

patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“IT Services”	the facilities and services provided by Immunocore to Adaptimmune pursuant to clause 9.2;

“Joint Target Identification”	any Target Identification work performed by either Adaptimmune or Immunocore other than any Partner Target Identification or Other Target Identification;

“Materials”

the materials provided by one party to the other party for the performance of a Project including all constructs, libraries, derivatives, portions, improvements or components of them or obtained from them or as a result of their use but excluding Results;

“Non-Partner Materials”	Any Materials other than Partner Materials;

“Other Personnel Charges”	shall have the meaning given in clause 11.6;

“Other Target Identification”	means any Target Identification carried out by either Adaptimmune or Immunocore on behalf of a Third Party other than Partner Target Identification;

“Partner Materials”

Materials which are either (a) provided by a Third Party for validation or use by one or other of Immunocore or Adaptimmune; or (b) in relation to which Immunocore or Adaptimmune has agreed to provide validation services or other services for any Third Party (excluding any Targets in the Target Database);

“Partner Target Identification”

any Target Identification work performed by either Adaptimmune or Immunocore on behalf of a Third Party and in each case following acceptance of a Target Nomination from a Third Party by the relevant party and including where such work is performed on Partner Materials. Partner Target Identification excludes any T-cell Cloning;

“Project”	any project agreed between the parties in relation to T-cell cloning and as set out in a Project Schedule signed by both parties or otherwise agreed in writing between the parties;

“Project Schedule”	A schedule setting out the scope of any Project and performance obligations of each party and signed by both parties;

“Requesting Party”	has the meaning set out in clause 7.2;

“Results”	all results, data, materials and information generated or created by either party in the performance of any Project;

“Target”	means any protein or other biological molecule from which an HLA-presented antigen is derived (including all HLA alleles);

“Target Database”	A database comprising all Targets identified, isolated or characterised during Joint Target Identification and maintained in accordance with clause 5;

“Target Identification”

Work performed for the initial identification and qualification of a Target meaning any or all of identification of an HLA-presented peptide by mass spectrometry, quantification of mRNA expression of the parent protein antigen in 72 normal human tissue types and assessment of parent protein antigen frequency in relevant disease or tumour types together with associated identification and qualification activities. Target Identification excludes any T-cell cloning;

“Target Nomination”

a written notification from a Third Party in accordance with an agreement between a party to this Agreement and any Third Party, where such written notification results in or will (following acceptance of notification by the relevant party) result in the granting of an exclusive licence to such Third Party or an option for such an exclusive licence to a Third Party. Such notification will apply in relation to the Target specified in the written notification from the Third Party.

“T-cell Cloning”

any work performed by either Adaptimmune or Immunocore which is for the identification, isolation or characterisation of any wild-type T-cell receptor or T-cell clone comprising such wild-type T-cell receptor directed or intended to be directed to any Target;

“Third Party”	any person, company or other entity other than Adaptimmune, Immunocore or any Affiliate of Adaptimmune or Immunocore;

“TIC”	means the Target Identification Committee set up pursuant to clause 6.5;

“Works”

all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software programs, inventions, ideas, discoveries, developments, improvements or innovations and all materials embodying them in whatever form, including but not limited to hard copy and electronic form, prepared by the CSO in connection with the provision of the Consultancy Services;

1.2                               The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3                               A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4                               Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5                               Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6                               The schedules to this agreement form part of (and are incorporated into) this agreement.

2.                                      CONSULTANCY SERVICES

2.1                               Immunocore shall, (subject to the termination provisions of clause 2.2 and to clauses 3.2 and 3.5), make available to Adaptimmune its CSO to provide the Consultancy Services on the terms set out in clauses 2 and 3 of this Agreement.

2.2                               The Engagement shall be deemed to have commenced on the Effective Date and shall continue unless and until terminated:

2.2.1                                             as provided by the terms of this Agreement; or

2.2.2                                             by Adaptimmune giving to Immunocore not less than one month’s prior written notice; and

2.2.3                                             by Immunocore giving to Adaptimmune by not less than six months’ notice

2.3                               For clarity, nothing in this Agreement shall amend any service agreement between the CSO and Immunocore or the CSO and Adaptimmune, the terms of which service agreements shall remain in full force and effect.

3.                                      DUTIES AND OBLIGATIONS

3.1                               During the Engagement Immunocore shall, and (where appropriate) shall procure that its CSO shall:

3.1.1                                             provide the Consultancy Services with all due care, skill and ability;

3.1.2                                             unless the CSO is prevented by ill health or accident or is taking holiday to which he is contractually entitled under his/her service agreement with Immunocore, devote at least 37 hours in each calendar month to the carrying out of the Consultancy Services together with such additional time, if any, as may be necessary for their proper performance provided that the CSO shall not be required to spend more than 25 per cent of the time which he is required to commit to Immunocore’s business under his service agreement with Immunocore on the provision of the Consultancy Services to Adaptimmune; and

3.1.3                                             promptly give to the Adaptimmune Board all such information and reports as it may reasonably require in connection with matters relating to the provision of the Consultancy Services or Adaptimmune’s business.

3.2                               If the CSO is unable to provide the Consultancy Services due to illness, injury or holiday, Immunocore shall advise Adaptimmune of that fact as soon as reasonably practicable.

3.3                               Unless it or he has been specifically authorised to do so by Adaptimmune in writing:

3.3.1                                             neither Immunocore nor its CSO shall have any authority to incur any expenditure in the name of or for the account of Adaptimmune; and

3.3.2                                             Immunocore shall not, and shall procure that its CSO shall not, hold itself or himself out as having authority to bind Adaptimmune.

3.4                               Immunocore shall, and shall procure that its CSO, comply with all reasonable standards of safety and comply with Adaptimmune’s health and safety procedures from time to time in force at the premises where the Consultancy Services are provided and report to Adaptimmune any unsafe working conditions or practices.

3.5                               Adaptimmune shall not require the Immunocore CSO to do anything that would constitute a breach of his service agreement with Immunocore.

4.                                      CONFIDENTIALITY

4.1                               Immunocore shall use its reasonable endeavours to procure that the Immunocore CSO shall not:

4.1.1                                             (except in the proper course of the provision of the Consultancy Services, as required by law or as authorised by Adaptimmune) during the Consultancy Period or after its termination (howsoever arising) use or communicate to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the use or communication of) any Confidential Information of Adaptimmune that he creates, develops, receives or obtains during the Consultancy Period including the Works. This restriction does not apply to any information that is or comes in the public domain other than through the CSO’s unauthorised disclosure; or

4.1.2                                             make (other than for the benefit of Adaptimmune) any record (whether on paper, computer memory, disc or otherwise) containing Confidential Information of Adaptimmune or use such records (or allow them to be used) other than for the benefit of Adaptimmune. Any part of such records (and any copies of such parts) containing Adaptimmune Confidential Information shall be the property of Adaptimmune and shall be handed over to Adaptimmune’s Chief Operating Officer by the CSO on the termination of the Engagement or at the request of Adaptimmune at any time during the Consultancy Period.

4.2                               Nothing in this Agreement shall prevent the CSO from disclosing information which he is entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act and Adaptimmune is notified of such disclosure requirement and the disclosure made as soon as practically possible.

4.3                               Immunocore shall:

4.3.1                                             keep any Confidential Information of Adaptimmune secret;

4.3.2                                             not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person without the prior written consent of Adaptimmune;

4.3.3                                             ensure that no person gets access to such Confidential Information from it, its officers, employees or agents unless authorised to do so by Adaptimmune; and

4.3.4                                             inform Adaptimmune immediately on becoming aware, or suspecting, that an unauthorised person has become aware of such Confidential Information.

For clarity, Confidential Information of Adaptimmune shall include any results, data, analysis, targets and work product arising from any Partner Target Validation requested by Adaptimmune, any Results owned by Adaptimmune and any Intellectual Property Rights arising or reduced to practice in the performance of any Project or Partner Target Identification and in each case solely owned by Adaptimmune.

4.4                               Adaptimmune shall:

4.4.1                                             keep any Confidential Information of Immunocore secret;

4.4.2                                             not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person without the prior written consent of Immunocore;

4.4.3                                             ensure that no person gets access to such Confidential Information from it, its officers, employees or agents unless authorised to do so by Immunocore; and

4.4.4                                             inform Immunocore immediately on becoming aware, or suspecting, that an unauthorised person has become aware of such Confidential Information.

For clarity, Confidential Information of Immunocore shall include any results, data, analysis, targets and work product arising from any Partner Target Validation requested by Immunocore, any Results owned by Immunocore and any Intellectual Property Rights arising or reduced to practice in the performance of any Project or Partner Target Identification and in each case solely owned by Immunocore.

4.5                               The duty of non-disclosure set out in clauses 4.3 and 4.4 shall not apply to any Confidential Information which (a) is or becomes publicly known without the faulty of any party; or (b) is obtained from a third party in circumstances where the party receiving from such third party has no reason to believe that there has been a breach of an obligation of confidentiality; or (c) is approved for release in writing by an authorised representative of the other party.

4.6                               Adaptimmune and Immunocore may disclose the Confidential Information of the other party where required to do so in order to comply with any court order or regulatory requirement or other statutory obligation. Any disclosure shall be subject, where possible, to prior notification to the other party and co-operation with the other party to obtain any protective order, obligation of confidence or other protective measure as might be reasonably obtained by the party owning the Confidential Information required to be disclosed and in relation to such Confidential Information. Any disclosure under this clause 4.6 shall only be made to the extent required by the relevant regulatory requirement, statutory obligation or court order.

5.                                      TARGET DATABASE

5.1                               The parties shall jointly set up and maintain a Target Database. The Target Database will hold the peptide sequence details identified as potential epitopes from the relevant Targets together with any other relevant and confidential details of any Target resulting from Joint Target Identification. The Target Database shall be maintained by the head of the Joint Target Identification group (“Database Controller”) who shall keep the contents of the Target Database up to date and shall maintain, modify and update the contents of the Target Database on behalf of both of Adaptimmune and Immunocore.  Immunocore shall use all reasonable endeavours to procure that the Database Controller maintains any sequence information of any Target within the Target Database confidential on behalf of both parties despite such individual being an employee of Immunocore. The name of the head of the Joint Target Identification group as at the Effective Date is Dr Emma Hickman and Immunocore shall notify Adaptimmune of any change in identity of individual as soon as reasonably possible after becoming aware of any need for a change in individual, for example as a result of termination of employment. Immunocore shall ensure that there is always at least one Immunocore employee appointed as the Database Controller during the term of this Agreement.

5.2                               Upon receipt of written notification from Adaptimmune or Immunocore that it wishes to initiate a T-cell Cloning directed to a specified Target, or that it has accepted a Target Nomination from a third party, the Database Controller shall provide the requesting party all contents of the Target Database specific to the Target or as relevant to any peptide sequence identified within such Target (including where such peptide sequence is present within more than one Target). Despite such release of sequence information Adaptimmune or Immunocore as relevant will use all reasonable endeavours to procure and maintain the ongoing confidentiality of the relevant sequence information.

5.3                               Both parties may from time to time wish to discuss with Third Parties the practicability of developing products directed to a Target and this may include a requirement to confirm whether peptides from a Target proposed by a Third Party are already present within the sequences of Targets identified in the Target Database.  In order to prevent contamination with Third Party supplied Target information each of Immunocore and Adaptimmune may request in writing that a copy of the Target Database or access to the Target Database be provided to an independent Third Party external to both Immunocore and Adaptimmune (“Independent Expert”) and who would search the Target Database to ascertain whether any Third Party peptides or Target sequences are already comprised within the Target Database.   The Independent Expert shall not be authorised to disclose the sequence of any peptides from a Target within the Target Database to any Third Party but shall be authorised to identify whether any peptides from the Third Party Target are present or absent within the Target Database, and in the case of presence the number of peptides identified as already present within the Target Database, the number of cell lines and experiments the peptide has been detected in within the Target Database and the experimental confidence score of the detected peptide in each experiment. As at the Effective Date the independent external Third Party appointed by the parties to perform such searching of the Target Database is Kilburn and Strode.

5.4                               At some point it is intended by the parties that there will be no further requirement for Joint Target Identification. At such time which will be mutually agreed between the parties or alternatively within 30 days of receipt of a written request from Adaptimmune for provision of a copy of the Target Database in accordance with this clause, one copy of the entire contents of the Target Database will be provided by Immunocore to Adaptimmune and thereafter the provisions of clauses 6.1 — 6.3 shall cease to apply and each party will maintain its own copy of the Target Database independently of the other party. Both parties shall, however, continue to maintain the sequences of any Targets within the Target Database as at the time of copying of Target Database to Adaptimmune as confidential in accordance with the terms of this Agreement and at all times subject to the terms of any third party agreements entered into by Adaptimmune or Immunocore as relevant.

5.5                               For clarity, no Results generated from any Project and arising from Partner Target Identification or any sequence information resulting from analysis of Partner Materials shall be included in the Target Database and Immunocore (including through the Database Controller) and Adaptimmune shall cooperate to ensure that all Results and sequence information resulting from such Partner Target Identification are stored separately and with reasonable safeguards to ensure confidentiality in such Results or sequence information.

6.                                      TARGET IDENTIFICATION

6.1                               Each of the parties needs to carry out Target Identification for the purposes of its business.  As at the Effective Date only Immunocore employs staff who are capable of carrying out Target Identification but it is anticipated that Adaptimmune may, in due course, employ its own staff to carry out some or all of such work.

6.2                               The parties will cooperate in performing all Joint Target Identification and Partner Target Identification as may be reasonable or necessary for each party including providing reasonable access to employees performing Joint Target Identification and to facilities within which Target Identification is performed. Any access to facilities will be subject to the party being granted such access complying with all reasonable health and safety policies or requirements that may be applicable to such access.

6.3                               Each party agrees to comply with the following in performing any Joint Target Identification or Partner Target Identification:

6.3.1                                             each party shall use reasonable skill and care to perform Joint Target Identification and Partner Target Identification and will use reasonable endeavours to perform its designated tasks for Joint Target Identification and Partner Target Identification within the timescales set by the TIC or as otherwise requested by any party;

6.3.2                                             each party will use reasonable endeavours to ensure that all employees contributing to any Joint Target Identification and Partner Target Identification keep detailed notebooks and comply with any laboratory record keeping protocol agreed between the parties; and

6.3.3                                             each party will ensure that all individuals working on or performing the Joint Target Identification and Partner Target Identification are under contracts of employment or service agreements which (to the extent legally possible) assign to the employing party all right, title and interest in any results, data, work product or Intellectual Property Rights resulting from performance of Joint Target Identification and Partner Target Identification.

6.4                               Each of the parties may also choose in its sole discretion to carry out any Partner Target Identification using its own employees, consultants or other Third Parties. There shall be no obligation on the party performing such Partner Target Identification to provide copies of or access to any results generated as a result of the performance of such Partner Target Identification.

6.5                               The parties shall set up a management committee to oversee any Joint Target Identification and Partner Target Identification work, the Target Identification Committee (“TIC”). The TIC shall be responsible for:

6.5.1                                             Determining the order in which Joint Target Identification and Partner Target Identification will be performed and the resources allocated to any Joint Target Identification and Partner Target Identification (such priorities to reflect any commitments between either party and any Third Party partner);

6.5.2                                             The relative priorities of any Joint Target Identification and Partner Target Identification performed and resolution of any competing demands on the resources of the individuals performing Joint Target Identification and Partner Target Identification;

6.5.3                                             The timescales for performance of Joint Target Identification and Partner Target Identification; and

6.5.4                                             maintaining a record of the individuals assigned to Joint Target Identification and Partner Target Identification on behalf of each party.

In making any decision on priority of Joint Target Identification and Partner Target Identification, the parties shall use reasonable endeavours to ensure that the demands of Partner Target Identification do not override and prevent the carrying out of Joint Target Identification subject in each case to any Third Party commitments agreed by either party. In particular, Immunocore will ensure that it has sufficient employees carrying out Target Identification such that taken over any calendar month an average of at least [2] Immunocore employees are working on Joint Target Identification during such calendar month. Such obligation shall expire on the date two years after the Effective Date.

6.6                               The TIC shall comprise three (3) members from each of Immunocore and Adaptimmune. Other employees or consultants of a party may attend meetings of the TIC as observers and each party shall be entitled to permit such other individuals to attend TIC meetings, where they consider such attendance is reasonably necessary or desirable. Where attendees are consultants, any attendance by such consultants will be subject to such consultants agreeing to comply with confidentiality terms equivalent to those set out in this Agreement. Each party shall have one vote on the TIC regardless of the number of members attending or other observers attending any TIC meeting. The TIC shall meet on a regular basis, at least once every three months and an agenda will be circulated for each meeting at least 5 Business Days ahead of each meeting. Minutes will be taken at each meeting and circulated by e-mail within 5 Business Days of any meeting. The other party will have a further 5 Business Days to object to or comment on the minutes. Any objections or comments shall be addressed at the next TIC meeting. Organisation of the TIC meetings, circulation of agenda and the taking of minutes shall alternate between the parties, with the first TIC meeting after the Effective Date being organised by Immunocore. Meetings may be in person or by conference call.

6.7                               In the event of dispute within the TIC which can not be resolved by the TIC within 30 days of any TIC meeting, either party may refer the matter to the COO, CBO or CEO of each party for resolution. Where the relevant representatives of the party are still unable to resolve the matter within a further 7 Business Days, either party may request resolution by arbitration in accordance with the arbitration rules of the International Chamber of Commerce. Arbitration shall be binding on both parties in the absence of fraud or manifest error on the part of the arbitrator. The number of arbitrators shall be one and the arbitration shall be held in Oxford, England.

6.8                               Where either Party wishes to use the resources of the other Party to carry out any Other Target Identification, the scope of such Other Target Identification will be mutually agreed between the parties save that either party shall not unreasonably withhold or refuse to provide its resources to assist with Other Target Identification.

6.9                               All results, data, analysis, Targets and work product arising from the performance of Joint Target Identification (excluding Intellectual Property Rights) shall be owned jointly by the parties and each party shall provide ongoing access to such results, data, analysis, Target and work product arising from the performance of Joint Target Identification. Any request for access shall be made in writing or by e-mail (provided in the case of e-mail, receipt is acknowledged) and shall specify the results, data, analysis, Target or work product required with sufficient clarity to enable the receiving party to identify the scope of access being requested. Access shall be provided as soon as reasonably possible and in any event within 10 Business Days of receipt of request for access. Any access shall be provided within Business Hours and the party providing access shall cooperate fully with the request for access. The access rights will be supervised and the party requesting such access shall comply with all reasonable health and safety requirements of the other party. Such obligation to provide ongoing access shall survive any termination or expiry of this Agreement.

6.10                        The parties shall each keep any Target sequence information arising from the performance of Joint Target Identification confidential as if such results, data, analysis, Targets and work product were Confidential Information of the other party and such Target sequence information will be added to the Target Database and maintained in accordance with clause 5.

6.11                        All results, data, analysis, targets and work product arising from the performance of Partner Target Identification (excluding Intellectual Property Rights) shall be owned by the party required to carry out the Partner Target Identification on behalf of the relevant Third Party (“Relevant Party”). The non-Relevant Party shall maintain such results, data, analysis, targets and work product as confidential and such shall not be incorporated within the Target Database. The non-Relevant Party shall provide access to such results, data, analysis, targets and work product as reasonably required and requested by the Relevant Party including copies and originals of such results, data, analysis, targets and work product.  Access, originals and copies shall be provided as soon as reasonably possible and in any event within 10 Business Days of receipt of request for such access, originals or copies. Any access shall be provided within Business Hours and the party providing access shall cooperate fully with the request for access. The access rights will be supervised and the party requesting such access shall comply with all reasonable health and safety requirements of the other party. Such obligation to provide ongoing access shall survive any termination or expiry of this Agreement.

7.                                      T-CELL CLONING

7.1                               Each of the parties needs to carry out T-cell Cloning for the purposes of its business.  As at the Effective Date only Immunocore employs staff who are capable of carrying out the required T-cell Cloning but it is anticipated that Adaptimmune may, in due course, employ its own staff to carry out some or all of such work. T-cell Cloning will either be carried out for the benefit of Adaptimmune in the case of a Project requested by Adaptimmune pursuant to clause 7.2 or for the benefit of Immunocore in the case of a Project requested by Immunocore pursuant to clause 7.2. The Results will be owned by the party requesting performance of the Project in accordance with clause 8.2. The Results will constitute Confidential Information of the party requesting performance. The other party agrees to comply with the obligations of confidentiality set out in clause 4 in relation to such Confidential Information.

7.2                               Where either party (“Requesting Party”) wishes the other party to carry out any Project it shall notify the other party (“Receiving Party”) in writing (“Project Notification”). The notification shall include details of the Project, required timescales and the details of the HLA-peptide(s) relevant to the Project. The Receiving Party shall acknowledge receipt of the Project Notification in writing within 10 Business Days of receipt and shall state in such acknowledgement if there are any third party restrictions in existence as at the date of Project Notification which would prevent it from performing the Project or restrict the scope of work which can be carried out in relation to such Project, save that confidential details of such third party restriction need not be provided if provision would result in a breach of any third party agreements. Following receipt of acknowledgement by the Notifying Party and to the extent that there are no third party restrictions applicable, the parties shall negotiate and agree the details of a project schedule for the Project set out in the Project Notification as soon as reasonably possible. Once agreed and signed in writing by both parties, such schedule shall become a Project Schedule under this Agreement. The Project set out in such Project Schedule shall start on the date set out in the Project Schedule or the date of last signature by a party to the Project Schedule if no start date is specified.

7.3                               The parties recognise that each of them will need to have access to the staff that can carry out T-cell Cloning and that there may be competing demands upon the resource represented by such staff.  For example such staff may also be performing T-cell Cloning for a Third Party. The parties shall keep each other informed about their likely demands upon such resource and shall use their respective reasonable endeavours to ensure that, as far as is reasonably practicable, each party has such access to that resource as it needs in order to carry on its business in a timely and efficient manner.

7.4                               The following obligations shall apply to any Project:

7.4.1                                             each party shall use reasonable skill and care to perform the Project and will use reasonable endeavours to perform its tasks under any Project within the timescales agreed between the parties, as specified in the relevant Project Schedule.

7.4.2                                             each party will use reasonable endeavours to ensure that all employees contributing to any Project keep detailed notebooks and comply with any laboratory record keeping protocol agreed between the parties.

7.4.3                                             each party will assign a project manager to each Project to manage the day to day performance of the Project.  Each party shall have the right to change its Project manager upon written notice to the other party.

7.4.4                                             any Non-Partner Materials or Partner Materials shall remain the property of the providing party (or the relevant Third Party) unless otherwise agreed in writing between the parties.  The party receiving the Non-Partner Materials or Partner Materials shall use reasonable endeavours to:

(a)                                 keep the Non-Partner Materials and Partner Materials secure;

(b)                                 use the Non-Partner Materials and Partner Materials only for the performance of the Project and with reasonable skill and care; and

(c)                                  ensure compliance with all applicable laws and regulations governing the transportation, keeping and use of the Non-Partner Materials and Partner Materials.

7.4.5                                             Each party will ensure that all individuals working on or performing the Project are under contracts of employment or service agreements which (to the extent legally possible) assign to the employing party all right, title and interest in any Results.

7.4.6                                             Any T-cell Cloning under any Project will be recorded in a project notebook which is specific to the party requesting such a Project. Such project notebooks will be kept separate from other notebooks of a party and shall be identifiable as containing Project specific information.

7.4.7                                             Each party shall procure that those of its employees who carry out T-cell Cloning shall record the time spent by them on such work on a time sheet which allocates such time to a specific Project.

7.4.8                                             The Requesting Party may terminate the relevant Project by notice in writing to the other party without cause and with immediate effect.

7.5                               On identification, isolation or characterisation of any t-cell clone or t-cell receptor as a result of T-cell Cloning, either party (“Notifying Party”) shall be entitled to serve a written notice on the other party (“Notified Party”) where the identification of any t-cell clone or t-cell receptor causes or results in any Third Party conflict or Third Party restriction arising for the Notifying Party. Any such notice must be served as soon as possible after the conflict or restriction becomes apparent to the Notifying Party and in any event before expiry of a period of one month after completion of any Project. To the extent legally possible (including in accordance with the terms of any Third Party agreement), the Notified Party shall take account of the notified conflict or restriction and where necessary cease any work on or in relation to the relevant t-cell clone or t-cell receptor, including as relevant not disclosing or transferring such t-cell clone or t-cell receptor on to any Third Party.

8.                                      INTELLECTUAL PROPERTY RIGHTS

8.1                               Consultancy Services: Any Intellectual Property Rights created or reduced solely to practice by the CSO in the performance of the Consultancy Services for Adaptimmune shall be owned by Adaptimmune. Immunocore hereby assigns and agrees to assign such Intellectual Property Rights to Adaptimmune. Such Intellectual Property Rights shall be deemed confidential information of Adaptimmune and shall be maintained as confidential by Immunocore in accordance with clause 4.3.

8.2                               T-cell cloning Projects: Any Intellectual Property Rights in Results or arising or reduced to practice in the performance of a Project shall be owned by the Requesting Party. Where Immunocore is the Requesting Party, Adaptimmune hereby assigns and agrees to assign such Intellectual Property Rights to Immunocore. Where Adaptimmune is the Requesting Party, Immunocore hereby assigns and agrees to assign such Intellectual Property Rights to Adaptimmune. Such Intellectual Property Rights shall be deemed the confidential information of the party owning such Intellectual Property Rights and shall be maintained as confidential by the other party in accordance with clause 4.

8.3                               Partner Target Identification: Any Intellectual Property Rights arising or reduced to practice in the performance of Partner Target Identification shall be owned by the party receiving the relevant Target Nomination and requesting such Partner Target Identification. Where Immunocore is the relevant requesting party, Adaptimmune hereby assigns and agrees to assign such Intellectual Property Rights to Immunocore. Where Adaptimmune is the relevant requesting party, Immunocore hereby assigns and agrees to assign such Intellectual Property Rights to Adaptimmune. Such Intellectual Property Rights shall be deemed the confidential information of the party owning such Intellectual Property Rights and shall be maintained as confidential by the other party in accordance with clause 4.

8.4                               Joint Target Identification: Any Intellectual Property Rights arising from or reduced to practice during the performance of Joint Target Identification, shall be owned jointly in equal undivided shares by Adaptimmune and Immunocore (“Joint Results”). Each party agrees to take all steps as may be necessary to vest ownership of Joint Results in the parties in accordance with this clause 8.4.  The parties shall each keep the Joint Results confidential as if such Joint Results were Confidential Information of the other party save that each party shall be entitled to disclose Joint Results other than the Target peptide sequences in the Target Database to Third Parties and Affiliates as may be reasonably necessary for the business of each party and subject to such Third Parties agreeing to equivalent obligations of confidentiality as set out under this Agreement.

8.5                               Immunocore and Adaptimmune each agree to licence the Joint Results to the other party as if such Joint Results were “Results” under clause 3 of the Assignment and Licence Agreement. Such licence shall take effect on creation or reduction to practice of the Intellectual Property Rights in such Joint Results and shall last for the same duration as the licence granted under clause 3 of the Assignment and Licence Agreement. Should either party wish to file a patent application in relation to any Joint Results the provisions of clause 4 of the Assignment and Licence Agreement will apply and the Joint Results shall be treated as “Results” under clause 4 of the Assignment and Licence Agreement.

8.6                               Each party agrees at its cost and expense to execute or to procure the execution of any further document or confirmatory assignment which may be reasonably required to affect ownership in accordance with clauses 8.1 — 8.4.

8.7                               Neither party shall intentionally infringe or misappropriate any Third Party intellectual property rights in performing any Project or in the case of Immunocore in providing the Consultancy Services. Should either party become aware of any third party infringement being threatened or alleged in relation to any Results, Joint Results, results of Joint Target Identification or the Works, such party shall notify the other party as soon as reasonably possible and the parties shall reasonably cooperate in relation to the defence of any third party infringement.

8.8                               Each party hereby irrevocably appoints the other party to be its attorney in its name and on its behalf to execute documents, use a party’s name and do all things which are necessary or desirable for the other party to obtain for itself or its nominee the full benefit of clauses 8.1 — 8.4.

8.9                               Each party shall procure that all employment agreements with individuals performing Joint Target Identification, Consultancy Services or T-cell Cloning permit ownership of Intellectual Property Rights created, generated or reduced to practice during the performance of Joint Target Identification, Consultancy Services or T-cell Cloning by such individuals in accordance with this clause 8.

9.                                      IT SUPPORT AND FACILITIES

9.1                               Adaptimmune currently uses part of Immunocore’s IT infrastructure and also receives IT support from Immunocore’s IT support staff.  Adaptimmune intends to have its own standalone IT infrastructure in place within a year of the Effective Date but wishes to continue to use Immunocore’s IT infrastructure until that date and to receive IT support from Immunocore’s IT support staff both before and after that date.  Once Adaptimmune has in place its own standalone IT infrastructure it shall notify Immunocore and Immunocore’s obligations under this clause 9 shall cease to apply.

9.2                              Immunocore hereby agrees until the provision of the IT Services is terminated by Adaptimmune pursuant to clause 15.3.1:-

9.2.1                                             to allow Adaptimmune the same level of use and access to Immunocore’s IT infrastructure and systems as it currently enjoys; and

9.2.2                                             to provide the services of its IT support staff to support Adaptimmune’s use of the Immunocore IT infrastructure.

9.3                               Immunocore shall procure that the same standard of service is provided to Adaptimmune pursuant to clause 9.2 as that which Immunocore enjoys in respect of its own business.

9.4                               Adaptimmune shall own all data relating to its business (“Data”) which is held by Immunocore’s IT system.

9.5                               Immunocore agrees:-

9.5.1                                             only to deal with the Data to the extent absolutely necessary for it to provide Adaptimmune with the IT Services and comply with any other relevant obligations under and in accordance with this clause (“Permitted Use”);

9.5.2                                             not to use the Data, nor allow it to be used, other than for the Permitted Use.

9.6                               Immunocore acknowledges that for the purposes of the Data Protection Act 1998 (“DPA”), Adaptimmune is the Data Controller in relation to any Personal Data stored on Immunocore’s IT infrastructure. Immunocore agrees that:

9.6.1                                             It shall only Process Adaptimmune’s Personal Data in accordance with Adaptimmune’s instructions and on Adaptimmune’s behalf and shall not Process such Personal Data for any other purpose;

9.6.2                                             In Processing Adaptimmune’s Personal Data it will at all times comply with the principles set out under the DPA and Process such Personal Data in accordance with the requirements of the DPA;

9.6.3                                             It will comply with any instructions from Adaptimmune to process, delete, transfer or amend Personal Data promptly;

9.6.4                                             It will pass on any complaints, notices or communications which relate directly to Adaptimmune’s Personal Data an co-operate with Adaptimmune in order to address such complaint, notice of communication; and

9.6.5                                             It will not transfer any Adaptimmune Personal Data outside the European Economic Area without the prior written consent of Adaptimmune;

In this clause 9.6, the terms “Personal Data”, “Processing”, “Process” and “Data Controller” shall have the same meanings as set out in the DPA.

9.7                               During the term of the IT Services (and any extension subsequently agreed to), Adaptimmune may access the Data on Immunocore’s IT system (but not any other data or systems) and on each occasion when access is required Adaptimmune will comply with Immunocore’s reasonable security requirements.

9.8                               Immunocore agrees that to the extent reasonably possible any changes or modification to its IT system shall not:

9.8.1                                             cause a degradation of the IT Services (including in terms of functionality and compatibility);

9.8.2                                             result in any material failure to comply with the relevant service levels;

9.8.3                                             adversely affect Adaptimmune’s use and access to such IT system in a material fashion; or

9.8.4                                             require Adaptimmune to incur any significant additional costs or charges.

9.9                               If a System breakdown or service interruption adversely affects or may adversely affect the ability of Immunocore to provide the IT Services, Immunocore shall, as soon as practicable, notify Adaptimmune and take all steps reasonably necessary to restore its IT system as soon as reasonably possible so that the IT Services will be provided in accordance with the service level currently enjoyed by Adaptimmune.

9.10                        Immunocore shall give Adaptimmune all reasonable assistance in migrating the Data and information to Adaptimmune’s IT system, as notified by Adaptimmune to Immunocore, (including data access, conversion and copies) in an agreed format compatible/acceptable for upload into Adaptimmune’s IT system.  Immunocore will use all commercially reasonable endeavours to ensure that the data and media on which it is contained is free from viruses and other performance impediments.

9.11                        Immunocore warrants that:

9.11.1                                      it has all necessary consents, licences and authorities to provide the IT Services and perform its obligations in accordance with this clause; and

9.11.2                                      it will perform its obligations under this clause 9 in a timely manner and with reasonable skill and care.

9.12                        Adaptimmune shall comply with Immunocore’s policies (as amended from time to time) relating to use of all IT systems provided they are reasonable and do not unduly hamper or delay access to Immunocore’s IT system or affect the provision of the IT Services to Adaptimmune.

10.                              OTHER HUMAN RESOURCES

10.1                        Immunocore and Adaptimmune shall provide the services of Facility Personnel to each other as they may reasonably require (excluding performance of Consultancy Services by such individuals). Each party shall procure that its employed Facility Personnel provide the relevant services using all due care, skill and ability and that such Facility Personnel shall comply with all reasonable standards of safety and other party’s health and safety procedures as may be reasonably applicable to the performance of the services by the relevant Facility Personnel and the Confidentiality provisions of this Agreement.

10.2                        If one company shall require the services of any additional employee of either party which is not designated as Facility Personnel then addition of such employee to Schedule 1 shall be agreed between the parties. Neither party shall be unreasonably able to withhold consent of such a change to Schedule 1. On amendment of Schedule 1, such employee shall be designated as Facility Personnel under this Agreement.

11.                               PAYMENT TERMS, EXPENSES AND VAT

T-cell cloning and Partner Target Validation

11.1                        The party for whom any Partner Target Identification is being performed or any Project is being performed shall pay one hundred percent of the cost for the individuals performing the relevant Partner Target Identification or Project. Such cost shall be based on the time incurred in performance of the Partner Target Identification or T-cell cloning by such individuals and as recorded by such individuals against the relevant project code assigned to such work and shall be calculated at the FTE Rate. Such cost shall be calculated on a monthly basis in arrears. A party receiving an invoice in relation to any Partner Target Identification or Project costs shall be entitled to request access to the relevant timesheets to verify the cost set out in the invoice and there shall be no obligation to pay such invoice until the relevant timesheets have been provided to the paying party.

11.2                        The party for whom any Partner Target Identification is being performed or any Project is being performed shall also reimburse the other party for any third party expenses necessarily incurred by the other party in the performance of the Partner Target Identification or Project on production of reasonable documentary evidence of such expenses being incurred.

Joint Target Identification

11.3                        The number of individuals assigned by each party to Joint Target Identification will change from time to time and the TIC shall keep a record of those individuals assigned to Joint Target Identification by each party and the date such individuals are assigned or cease to be assigned to Joint Target Identification. The TIC shall also report on a monthly basis and update the financial controllers (or equivalent individuals) for each party of the level of individuals assigned to Joint Target Identification to enable the financial controllers to adjust Schedule 1 in accordance with clause 11.4.

11.4                        Each party shall pay 50 percent of the employment cost of such the individuals performing Joint Target Identification and assigned to Target Identification pursuant to clause 11.3. The employment cost for each individual assigned to Joint Target Identification as at the Effective Date shall be the amounts set out in Schedule 1 and shall be calculated at the appropriate FTE Rate. Schedule 1 shall be adjusted on a monthly basis in line with the record kept by the TIC under clause 11.3 and by mutual agreement between the financial controllers (or equivalent individuals) of each party.

Premises Related Costs

11.5                        During the term of this Agreement, the parties may from time to time occupy or utilise premises owned or leased by the other party. Such occupation will, subject to any explicit agreement to the contrary, be by way of licence. Any costs relating to either party’s occupation and utilisation of premises leased or owned by the other party shall be apportioned between the parties in accordance with the respective occupation and utilisation by the relevant party. Costs will include rent, rates, utilities, any fit-out costs and any charge for associated property and facilities management services together with a profit element not to exceed 10% of the rent receivable (such charge to be agreed in advance by the Boards of Immunocore and Adaptimmune in writing) and will be adjusted to reflect any changes in ownership or leasing of premises or of any occupation of premises by either party. Schedule 1 reflects the apportionment of costs as at the Effective Date and the basis for such calculation (referred to as Facilities Costs in Schedule 1).

General Management and Other Personnel Charges

11.6                        The cost of provision of Facility Personnel, the Consultancy Services and any other expenses associated with the provision of services by one party to another party under this Agreement and save as provided in clauses 11.1 — 11.5 above, shall be payable through a General Management Charge and Other Personnel Charges. The General Management Charge and the Other Personnel Charges shall reflect the utilisation of employees on an Employment Cost basis and calculations shall be made in accordance with Schedule 1.

11.7                        The principles set out in Schedule 1 shall continue to apply to calculation of cross-charging under this Agreement unless otherwise mutually agreed between the parties under this Agreement.

General payment provisions

11.8                        Schedule 1 sets out the relevant cost position between the parties both before and as at the Effective Date of this Agreement. Schedule 1 shall be updated by the financial controllers (or equivalent individual) of both parties on a monthly basis. Any changes to the principles used in calculating the costs set out in Schedule 1 shall be mutually agreed between the parties and in each case shall reflect a fair proportion of the Employment Cost or other expenses incurred by the relevant party in providing services to the other party under this Agreement.

11.9                        All sums expressed to be payable under this Agreement are exclusive of VAT.

11.10                 Each party shall deliver to the other at the end of each month a VAT invoice in respect of the services provided by it to that other party during that month and as provided for in Schedule 1 (as amended from time to time) or otherwise required under this Agreement.

11.11                 Each party receiving an invoice pursuant to clause 11.10 shall settle such invoice within 30 Business Days of receipt.

12.                               PREVIOUS AGREEMENT

12.1                        The parties agree that subject to clause 12.2, the Staff, Services and Facilities Agreement dated 1st July 2008 and made between Medigene Limited and Adaptimmune and novated to Immunocore from Medigene pursuant to a Novation Agreement dated 1st October 2008 (“the Previous Agreement”) be terminated with effect from the Effective Date and shall be of no further force or effect from the Effective Date.

12.2                        Notwithstanding the provisions of clause 12.1, Adaptimmune shall remain liable to pay to Immunocore any sums which became due or owing to Immunocore under the Previous Agreement prior to the Effective Date.

13.                               LIABILITY

13.1                        This clause 13 sets out the entire financial liability of the parties (including any liability for the acts or omissions of their respective employees, agents, and sub-contractors) to each other in respect of any:

13.1.1                                      breach of this Agreement;

13.1.2                                      use made by a party of any facilities or services provided by the other; and

13.1.3                                      representation, statement or tortious act or omission (including negligence) arising under, or in connection with, this agreement.

13.2                        Except as set out in this Agreement, all warranties, conditions and other terms implied by statute or common law are, to the fullest extent permitted by law, excluded from this agreement.

13.3                        Nothing in this Agreement shall limit or exclude the liability of either party for:-

13.3.1                                      death or personal injury resulting from negligence or fraud;

13.3.2                                      fraudulent misrepresentation; or

13.3.3                                      breach of any obligation in this Agreement relating to intellectual property rights or confidentiality.

13.4                        Subject to the provisions of clause 13.3 and clause 13.5 the total liability of one party to the other arising under or in connection with this Agreement whether in contract, tort for negligence or breach of statutory duty, misrepresentation or otherwise, shall not exceed £5 million.

13.5                        Subject to clause 13.3, neither party shall be liable to the other (whether in contract, tort, negligence or otherwise) for any indirect or consequential loss or damage, costs of expenses whatsoever, and howsoever arising out of or in connection with this agreement.

14.                               INSURANCE

14.1                        Each party shall:

14.1.1                                      obtain and maintain policies of insurance with a reputable insurance company in respect of its liabilities and obligations under this Agreement; and

14.1.2                                      upon request, provide the other with a copy of the insurance certificates and policies within 10 Business days of receipt of such request.

14.2                        If a party fails to obtain and maintain insurance in accordance with clause 14.1, the other party may, in its sole discretion either:

14.2.1                                      obtain the appropriate insurance itself; or

14.2.2                                      terminate this Agreement in accordance with clause 15.

15.                               TERMINATION

15.1                        This Agreement may be terminated by either party with immediate effect on giving written notice to the other party if:

15.1.1                                      the other party fails to pay any undisputed amount due under this agreement on the due date for payment and remains in default not less than 15 Business Days after being notified in writing to make such payment; or

15.1.2                                      the other party commits a material breach of a material term of this Agreement and (if such breach is remediable) fails to remedy that breach within a period of 90 Business Days after receipt of notice in writing requiring it to do so; or

15.1.3                                      the other party commits a series of persistent minor breaches which, when taken together, amount to a material breach; or

15.1.4                                      the other party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

15.1.5                                      the other party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors; or

15.1.6                                      a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the other party (other than for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of the other party); or

15.1.7                                      any liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator or similar officer is appointed over or in respect of the other party or any part of its business or assets; or

15.1.8                                      a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the other party’s assets and such attachment or process is not discharged within 90 Business Days;

15.1.9                                      the other party ceases, or threatens to cease, to carry on all or substantially the whole of its business; or

15.1.10                               the other party fails to obtain or maintain the insurance referred to in clause 14.

15.2                        Termination under clause 15.1 shall be without prejudice to any rights, remedies or obligations which have accrued as at termination, and subject to the provisions of clause 15.3, on termination, neither party shall have any obligation to the other under this Agreement.

15.3                       Adaptimmune shall be entitled to terminate:-

15.3.1                                      the provision by Immunocore of the IT Services; or

15.3.2                                      the provision by Immunocore of the services of any of its employees pursuant to clause 10,

at any time by not less than three months’ notice in writing to Immunocore.

15.4                        Immunocore shall be entitled to terminate the provision of the Radiological Protection Officer by not less than one month’s notice in writing to Adaptimmune.

15.5                        Adaptimmune shall be entitled to terminate this Agreement at any time by not less than six months’ notice in writing to Immunocore.

15.6                        Immunocore shall be entitled to terminate this Agreement by not less than six months’ notice in writing to Adaptimmune expiring on or at any time after the day preceding the second anniversary of the Effective Date.

15.7                        For clarity, termination under this clause 15 by either party can be with respect to provision of Consultancy Services, Target Identification, T cell Cloning and IT Services and Facilities separately or as the entire Agreement.

15.8                        On termination of this agreement (however arising), the following clauses shall continue in full force and effect [to be inserted once clauses finalised].

16.                               FORCE MAJEURE

16.1                        A party, provided that it has complied with clause 16.2, shall not be in breach of this Agreement, nor liable for any failure or delay in performance of any obligations under this Agreement arising from a Force Majeure Event.

16.2                        Any party that is subject to a Force Majeure Event shall not be in breach of this Agreement provided that:

16.2.1                                      it promptly notifies the other party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance; and

16.2.2                                      it has used reasonable endeavours to mitigate the effect of the Force Majeure Event to carry out its obligations under this Agreement in any way that is reasonably practicable and to resume the performance of its obligations as reasonably possible.

16.3                        It the Force Majeure Event prevails for a continuous period in excess of three months, either party may terminate this Agreement on 14 Business Days’ written notice. Termination under this clause 16.3 shall be without prejudice to the rights of the parties in respect of any breach of this Agreement occurring before such termination.

17.                               CONFIDENTIALITY AND ANNOUNCEMENTS

Each party shall keep, and shall procure that its employees, agents and sub-contractors shall, keep secret and Confidential Information and any other information (whether or not technical) of a confidential nature which has been communicated to them by the other party either before the execution of, or as result of, this Agreement, or of which its employees, agents or sub-contractors become aware when on the premises of the other party and shall not, and shall procure that its employees, agents and sub-contractors shall not, disclose the same (or any part of it) to any other person.

18.                               ASSIGNMENT

This Agreement is personal to the parties and neither party shall, without the prior written consent of the other party assign, transfer, mortgage, charge or deal in any other manner with this agreement or any of its rights and obligations under or arising out of this Agreement, or purport to do any of the same. Neither party shall sub-contract or delegate in any manner any or all of its obligations under this Agreement to any third party or agent.

19.                               SEVERANCE

19.1                        If any provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this Agreement, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

19.2                        If a provision of this Agreement (or part of any provision) is found illegal, invalid or unenforceable, the parties shall negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the parties’ original commercial intention.

20.                               VARIATION AND WAIVER

20.1                        A variation of this Agreement shall be in writing and signed by or on behalf of each party.

20.2                        Any waiver of any right under this Agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver or consent from subsequently relying on the provision it has waived.

20.3                        Failure to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy.

20.4                        No single or partial exercise of any right or remedy provided under this Agreement or by law shall preclude or restrict the further exercise of that or any other right or remedy.

21.                              NOTICES

21.1                        A notice or other communication given to a party under or in connection with this Agreement:

21.1.1                                      shall be in writing and in English;

21.1.2                                      shall be signed by or on behalf of the party giving it;

21.1.3                                      shall be sent to the party for the attention of the person at the address, or fax number specified in this clause (or to such other person or to such other address or fax number as that party may notify to the others, in accordance with the provisions of this clause 21); and

21.1.4                                      may be:

(a)                                 delivered personally; or

(b)                                 sent by commercial courier; or

(c)                                  sent by pre-paid first-class post or recorded delivery; or

(d)                                 sent by fax.

21.2                        The addresses for delivery of a notice or other communication are as follows:

21.2.1                                      Immunocore:

(a)                                 address: 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY

(b)                                 for the attention of: the Chief Business Officer;

(c)                                  fax number:  01235 438601.

21.2.2                                      Adaptimmune:

(a)                                 address: 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY

(b)                                 for the attention of: the Chief Operating Officer

(c)                                  fax number: 01235 430001.

21.3                        A notice is deemed to be received:

21.3.1                                      if delivered personally, at the time of delivery; or

21.3.2                                      if sent by commercial courier, on the date and at the time of signature of the courier’s delivery receipt; or

21.3.3                                      if sent by pre-paid first-class post or recorded delivery, 9.00 am on the Business Day after posting; or

21.3.4                                      if sent by fax, at the time of transmission.

21.4                        For the purposes of this clause 21:

21.4.1                                      all times are to be read as local time in the place of deemed receipt; and

21.4.2                                      if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm on a Business Day), the notice or other communication is deemed to have been received at the opening of business on the next Business Day in the place of receipt.

21.5                        To prove delivery, it is sufficient to prove that:

21.5.1                                      if sent by pre-paid first-class post, the envelope containing the notice or other communication was properly addressed and posted; or

21.5.2                                      if sent by fax, the notice was transmitted by fax to the fax number of the party.

21.6                        The provisions of this clause shall not apply to the service of any proceedings or other documents in any legal action.

21.7                        A notice required to be given under or in connection with this Agreement shall not be validly given if sent by e-mail.

22.                               WHOLE AGREEMENT

22.1                        This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

22.2                        Each party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement, provided always that nothing in this clause shall limit or exclude any liability for fraud.

23.                               THIRD PARTY RIGHTS

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this agreement, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

24.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement and which together have the same effect as if each party had signed the same document

25.                               GOVERNING LAW AND JURISDICTION

25.1                        This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

25.2                        The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter (including non-contractual disputes or claims).

THIS AGREEMENT has been entered into by the parties on the date stated at the beginning of it.

SIGNED by Bent Jakobsen	)
duly authorised for and on	)	/s/ Bent Jakobsen
behalf of IMMUNOCORE LIMITED	)

SIGNED by James Noble	)
duly authorised for and on	)	/s/ James Noble
behalf of ADAPTIMMUNE LIMITED	)

SCHEDULE 1 – FEES PAYABLE BY PARTIES UNDER THIS AGREEMENT

SCHEDULE 1a – Fees payable as from 1 JULY 2014 (EXCLUDING PARTNER TARGET VALIDATION AND PROJECTS)

Fees payable by Adaptimmune to Immunocore

Service	From	To	Monthly amount as at 30 June 2014, or most recent charge	Basis of calculation

Other Personnel Charges
(a) IT Support	01-Jul-14	-	4,234.99	One third of department Employment Cost
(b) Financial Administration	01-Jul-14	-	1,396.68	100% of Accounts Clerk’s Employment Cost
(c)Operations Manager, Facilities Manager & Office Manager	01-Jul-14	-	3,880.69	Employment Cost split by budgeted headcount (FTE ratio of ADT 64.6: IMM 142.9 for the year 2014-15)
Scientific Resource
- Joint Target Validation	01-Jul-14	-	18,539.62	50% of cost-centre over-headed FTE rate of £99,000 per annum, calculated at the end of each month based on actual resources allocated in timesheets
- Other Services	01-Jul-14	-	1,438.19	100% of cost-centre over-headed FTE rate of £99,000 per annum, calculated at the end of each month based on actual resources allocated in timesheets
Depreciation pass-through	01-Jul-14	-	3,717.39	The depreciation cost of specific assets used in part or in full by Adaptimmune.
Facilities Costs	01-Jul-14	-	19,234.56	Pro-rata costs of facilities including rent, rates and utilities
General Management Charge, (covering all other services in this agreement)	01-Jul-14	-	7,500	£90K per annum

Fees payable by Immunocore to Adaptimmune

Service	From	To	Monthly amount as at 30 June 2014, or most recent charge	Basis of calculation

Other Personnel Charges
(a) Radiology Protection Officer	01-Jul-14	-	416.67	£5,000 per year
(b) Company Secretary & Head of PR	01-Jul-14	-	4,221.76	50% of Employment Cost

FEES PAYABLE FOR PERIOD 1 NOVEMBER 2013 — 31 JUNE 2014 (EXCLUDING PARTNER TARGET VALIDATION AND PROJECTS)

Fees payable by Adaptimmune to Immunocore

Service	From	To	Monthly amount as at 30 June 2014, or most recent charge	Basis of calculation
Other Personnel Charges
(a) IT Support	01-Nov-13	-	4,234.99	One third of department Employment Cost
(b) Financial Oversight	01-Nov-13	30/04/2014	5,968.22	40% of Financial Controller and Company Accountant’s Employment Cost
(c) Financial Administration	01-Jan-14	-	1,396.68	100% of Accounts Clerk’s Employment Cost
(d) Medical Monitoring	01-Nov-13	31/03/2014	6,885.73	50% of Medical Director’s Employment Cost
(e) Executive Assistants	01-Nov-13	31/03/2014	2,793.32	25% of total Employment Cost
(f) Operations Manager, Facilities Manager & Office Manager	01-Nov-13	30/06/2014	2,248.29	Employment Cost split by budgeted headcount (FTE ratio of ADT 22.6: IMM 102.7 for the year 2013-14)
Scientific Resource
- Joint Target Validation	01-Nov-13	-	18,539.62	50% of cost-centre over-headed FTE rate of £99,000 per annum, calculated at the end of each month based on actual resources allocated in timesheets
- Other Services	01-Nov-13	-	1,438.19	100% of cost-centre over-headed FTE rate of £99,000 per annum, calculated at the end of each month based on actual resources allocated in timesheets
Depreciation pass-through	01-Nov-13	-	3,717.37	The depreciation cost of specific assets used in part or in full by Adaptimmune.
Facilities Costs	01-Nov-13	-	19,234.56	Pro-rata costs of facilities including rent, rates and utilities
General Management , (covering all other services in this agreement)	01-Nov-13	31/03/2014	10,000.00	£120K per annum
General Management (covering all other services in this agreement)	01-Apr-14	-	7,500.00	£90K per annum

Fees payable by Immunocore to Adaptimmune

Service	From	To	Monthly amount as at 30 June 2014, or most recent charge	Basis of calculation
Other Personnel Charges
(a) Radiology Protection Officer	01-Nov-13	-	416.67	£5,000 per year
(b) Company Secretary & Head of PR	30-Apr-14	-	4,221.76	50% of Employment Cost